DISTRIBUTION REINVESTMENT PLAN
Effective August 8, 2025
This Distribution Reinvestment Plan (the “Plan”) is adopted by Principal Credit Real Estate Income Trust, a Maryland statutory trust (the “Trust”), with respect to cash distributions declared by its Board of Trustees on the Trust’s common shares of beneficial interest, par value $0.01 per share (“Common Shares”), which are classified as Class S shares, Class T shares, Class D shares, Class I shares, Class F-I Shares, Class F-S Shares, Class A shares and Class E shares.
1. Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Trust who purchase Common Shares pursuant to the Trust’s continuous private offering or any future private offering of the Trust (the “Offering”), and who do not opt out of participating in the Plan (the “Participants”), the Trust will apply all dividends and other distributions declared and paid in respect of the Common Shares held by each Participant and attributable to the class of Common Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Common Shares acquired under the Plan, to the purchase of additional Common Shares of the same class for such Participant.
2. Effective Date. The effective date of this Plan shall be November 11, 2024.
3. Procedure for Participation. Any Shareholder who has received the Trust’s Private Placement Memorandum, as amended and/or supplemented from time to time (the “Memorandum”), will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however that any Shareholder who is a client of a participating broker-dealer that requires affirmative enrollment in the Plan will only become a Participant if they elect to become a Participant by noting such election on their subscription agreement. Any Shareholder that is not a Participant may later elect to become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Trust, the Trust’s transfer agent, the dealer manager for the Offering or any soliciting dealer participating in the distribution of Common Shares for the Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Common Shares will be purchased under the Plan on the date that Distributions are paid by the Trust.
4. Accredited Investor Status. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the definition of an “accredited investor” and other investment requirements, as set forth in the Memorandum.
5. Purchase of Common Shares.
A. Participants will acquire Plan Shares (as defined below) at a price equal to the most recently disclosed transaction price per Common Share applicable to the class of Common Shares purchased by the Participant on the date that the distribution is payable (calculated as of the most recent month end). No upfront selling commissions will be payable with respect to Common Shares purchased pursuant to the Plan, but such Common Shares will be subject to ongoing stockholder servicing fees, if any. Participants in the Plan may purchase fractional Common Shares so that 100% of the Distributions will be used to acquire Common Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s distributions in Common Shares would cause the percentage ownership or other limitations contained in the Trust’s Declaration of Trust to be violated. “Plan Shares” means Common Shares from the Trust (including Common Shares purchased by the Trust for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan.
B. Common Shares issued through the Plan will be issued as part of the Offering. Common Shares will be subject to certain transfer restrictions. In particular, Common Shares issued through the Plan have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any U.S. state or the securities laws of any other jurisdiction and instead are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and state and other securities laws. Therefore, any Common Shares issued through the Plan may not be resold or transferred except as permitted under the Securities Act and applicable state and other securities laws pursuant to registration or an exemption therefrom.
6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”).
7. Common Share Certificates. The ownership of Common Shares purchased through the Plan will be in book-entry form unless and until the Trust issues certificates for its outstanding Common Shares.
8. Reports. On a quarterly basis, the Trust shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Common Shares purchased pursuant to the Plan during the quarter; (iii) the per share purchase price for such Common Shares; and (iv) the total number of Common Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Common Shares under the Plan for the calendar year will be provided to each applicable participant.
9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering at least 10 business days’ prior written notice to the Trust and the Trust may, in its discretion, accept and terminate participation for any notice received less than 10 business days prior to the payment of a distribution. Any transfer of Common Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Common Shares. If a Participant requests that the Trust repurchase a portion of the Participant’s Common Shares, the Participant’s participation in the Plan will continue with respect to the Participant’s Common Shares that were not repurchased. If a Participant requests that the Trust repurchase all of the Participant’s Common Shares, the Participant’s participation in the Plan will be automatically terminated, whether or not all of the Participant’s Common Shares are actually repurchased. If a Participant terminates Plan participation, the Trust may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash.
10. Amendment, Suspension or Termination by the Trust. The Board of Trustees may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Trustees may by majority vote suspend or terminate the Plan for any reason upon ten days’ written notice to the Participants.
11. Liability of the Trust. The Trust shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Common Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Trust has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.